SECURITIZATION COOPERATION AGREEMENT


                  SECURITIZATION COOPERATION AGREEMENT (this "Agreement"), dated as of November 3, 1997, by and among Commercial Assets, Inc., a Maryland corporation (the "Company"), CAX DTR Securitization Corp. ("QRS"), a Delaware corporation, Structured Mortgage Trust 1997-2 (the "Issuer"), a Delaware
Business Trust, and PaineWebber Incorporated, a Delaware corporation (the "Initial Purchaser").

                  WHEREAS, capitalized terms used and not defined herein shall have the meanings assigned to them in the Trust Indenture (the "Indenture"), dated as of November 3, 1997, by and between the Issuer and LaSalle National Bank, a national banking corporation, as Indenture Trustee; and

                  WHEREAS, the Company is the record or beneficial owner of the Daiwa FLOWS Certificates and the Other Assets;

                  WHEREAS, QRS is a wholly-owned subsidiary of the Company;

                  WHEREAS, the Company desires, on or about November 3, 1997, to contribute its right, title and interest in and to the Daiwa FLOWS Certificates and the Other Assets to QRS pursuant to the terms of the Contribution Agreement in exchange for all of the authorized and outstanding capital stock of QRS;

                  WHEREAS, QRS desires, on or about November 3, 1997, to deposit the Daiwa FLOWS Certificates and the Other Assets with the Issuer pursuant to the terms of the Trust Agreement in exchange for all of the equity of the Issuer;

                  WHEREAS, the Issuer intends, contemporaneously with the deposit of the Daiwa FLOWS Certificates and the Other Assets, to issue four classes of collateralized notes (the "Notes") pursuant to the Indenture, which Notes will be secured by the Daiwa FLOWS Certificates and the Other Assets, and all of its rights therein and with respect thereto and which will be credit enhanced by, among other things, the overcollateralization represented by the equity interest of the Issuer;

                  WHEREAS, the Initial Purchaser desires to purchase the Notes for resale to "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933, as amended, after the Notes have been assigned rating levels by Duff & Phelps Credit Rating Co. (the "Rating Agency") as set forth in Exhibit A hereto (the "Desired Ratings"), which ratings the Initial Purchaser believes are necessary to resell the Notes.


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                  WHEREAS,  in connection  with the resale of the Notes it shall be necessary to prepare a private offering memorandum (the "Private Offering Memorandum");

                  WHEREAS, the Rating Agency shall not complete its rating analysis of the Notes by November 3, 1997 and the Private Offering Memorandum will not be completed by such date;

                  WHEREAS, the Initial Purchaser is nonetheless willing to purchase the Notes on November 3, 1997 subject to the terms and conditions of
(i) the Note Purchase Agreement, dated as of November 3, 1997, by and among the Initial Purchaser, QRS and the Issuer (including the condition that this Agreement be executed and delivered by the parties hereto) and (ii) the Side Letter Agreement, dated as of November 3, 1997, by and between the Initial Purchaser and the Company, in reliance on the covenants of the Company, QRS and the Issuer herein to cooperate in obtaining such ratings, to modify the Related Agreements (or enter into additional agreements) as are necessary in order to obtain the Desired Ratings and deliver the Private Offering Memorandum, together with such opinions and representations as shall be necessary in connection therewith to ensure compliance with federal and state securities laws.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants, undertakings, representations, and warranties made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  SECTION I.  Representations and Warranties.

                           (a)  Each  of  the   Company,   QRS  and  the  Issuer
         represents and warrants to the Initial Purchaser that:

                                    (i) Such Person has been duly  organized and
                  is validly existing as a corporation in good standing under the laws of its State of jurisdiction;

                                    (ii) Such Person has all requisite power and
                  authority (corporate and other) and all requisite authorizations, approvals, orders, licenses, certificates and permits of and from all governmental or regulatory officials and bodies necessary to own its properties, to conduct its business and to execute, deliver and perform its obligations under this Agreement, and the other Related Agreements to which it is a party, except such as may be required under state securities or "blue sky" laws in connection with the initial purchase and any reoffer or resale by the Initial Purchaser; all such authorizations, approvals, orders, licenses and certificates are in full force and effect and (with respect to the Company only) contains no unduly burdensome provisions; and there are no legal or governmental proceedings pending or, to the best knowledge of such Person, threatened, that would result in a material modification, suspension or revocation thereof;

                                    (iii) this Agreement,  and each of the other
                  Related  Agreements to which such Person is a party,  has been


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                  duly authorized,  executed and delivered by such Person,  and, assuming the due authorization by each other party hereto or thereto, each such agreement constitutes a legal, valid, binding and enforceable agreement of such Person, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

         SECTION 2.  Covenants.

                  (a) Cooperation with Respect to Securitization. Upon the request of the Initial Purchaser, the Company, QRS, and the Owner Trustee on behalf of the Issuer shall exercise its commercially reasonable efforts, including without limitation promptly effecting any amendments to the Indenture, the Trust Agreement, the Contribution Agreement, the Note Purchase Agreement, or the Side Letter Agreement, or to the organizational documents of any party hereto, or enter into additional agreements, and to deliver such certificates and opinions and provide such other assistance, as reasonably requested by the Initial Purchaser in order to comply with a Rating Agency requirement necessary in order to obtain the Desired Ratings (each, an "Amendment"); provided, however, that if any individual Amendment, or the Amendments taken as a whole, will adversely change the value of the total consideration received by the Company, QRS and the Issuer from the sale of Notes or the right of the Equity Interest (as defined in the Indenture) relative to the Notes to receive payments of Available Funds (as defined in the Indenture) pursuant to the Indenture as of the Closing Date, then any such Amendment or Amendments shall be effected only with the written consent of the Company, which consent shall not be unreasonably withheld.

                  (b) Re-tranching of Notes. In order to facilitate the resale of the Notes by the Initial Purchaser, the Initial Purchaser may require the Issuer to register an exchange of the Notes for replacement Notes with the same aggregate principal balance and weighted average coupon rate as the Notes originally sold but with different principal balances, interest rates and/or allocations of principal and interest among the various Classes of Notes, and the Issuer shall cooperate in effectuating such exchange; provided, however, that such exchange shall not adversely change the value of the total consideration received by the Company, QRS and the Issuer from the sale of Notes or the right of the Equity Interest (as defined in the Indenture) relative to the Notes to receive payments of Available Funds (as defined in the Indenture) pursuant to the Indenture as of the Closing Date.

                  (c) Covenants with Respect to the Private Offering Memorandum.

                  The Company, QRS, and the Issuer each covenants and agrees with the Initial Purchaser that:

                           (1) the Company, QRS, and the Issuer will prepare the Private Offering Memorandum and will deliver it to the Initial Purchaser for delivery to subsequent investors identified by the Initial Purchaser no later than the ___th day following the assignment


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

         of the Desired Ratings by the Rating Agency. The Private Offering Memorandum will contain the material information regarding the Notes that investors need in order to evaluate the risks and rewards of an investment in the Notes and will contain no untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In furtherance of the foregoing:

                                    (a) on the  date  as of  which  the  Private
                  Offering Memorandum is dated, each of the Company, QRS, and the Owner Trustee on behalf of the Issuer shall deliver to the Initial Purchaser a certificate of a responsible officer of such Person, dated such date and acceptable to the Initial Purchaser, to the effect that the signer of such certificate has carefully examined the Private Offering Memorandum, this Agreement and the other Related Agreements, and that: (i) the representations and warranties of the applicable Person in each Related Agreement are true and correct in all material respects at and as of the date as of which the Private Offering Memorandum is dated with the same effect as if made on the date as of which the Private Offering Memorandum is dated, except as disclosed in such certificate, provided that such exceptions shall be reasonable acceptable to the Initial Purchaser, (ii) the Private Offering Memorandum contains no untrue statement of a material fact and does not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no such representation or warranty shall be required as to statements contained in or omitted from the Private Offering Memorandum in reliance upon and in conformity with information furnished in writing to the Issuer by the Initial Purchaser specifically for use in the Private Offering Memorandum and any amendment or supplement thereto, and (iii) with respect to the Issuer only, subsequent to the date as of which information is given the Private Offering Memorandum, except as otherwise stated therein, there has been no material adverse change in the condition, financial or otherwise, earnings, affairs, regulatory situation or business prospects of the Issuer, whether or not arising in the ordinary course of business of the Issuer;

                                    (b) on the  date  as of  which  the  Private
                  Offering Memorandum is dated, the Company shall deliver to the Initial Purchaser the opinion of Bartlit, Beck, Herman,
                  Palenchar & Scott, special counsel for the Company, QRS and the Issuer an opinion (which may rely upon opinions of local counsel to the same extent as the opinion delivered by it pursuant to the Note Purchase Agreement) satisfactory in form and substance to the Initial Purchaser reasonably (i) confirming that the opinions rendered by such counsel on the Closing Date and addressed to the Initial Purchaser pursuant to the Note Purchase Agreement remain valid, or updating such opinions to reflect applicable changes in law or fact as of the date as of which the Private Offering Memorandum is dated, and (ii) confirming that nothing has come to the attention of such counsel that would lead such counsel to believe that the


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

                  Private Offering Memorandum, as of its date, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than the sections concerning certain federal income tax consequences, state tax considerations and ERISA considerations, and other than financial statements, schedules and other numerical, financial and statistical data contained therein).

                  SECTION 3.        [Intentionally Omitted.]

                  SECTION 4.        Conditions to Obligations of the Parties
                                    Hereto.

                  The obligations of the parties hereto hereunder are subject to the execution, delivery, and effectiveness of all other Related Agreements and the sale of the Notes to the Initial Purchaser.

                  SECTION 5.  Breach; Remedies.

                  (a) The default by the Company, QRS or the Issuer of any of its covenants hereunder, and the continuance of such default or breach for a period of seven days after receipt by the Company of a written notice from the Initial Purchaser specifying such default or breach and requiring it to be remedied shall be an "event of default" hereunder.

                  (b) It is understood and agreed that the undertakings set forth in Section 2 shall survive delivery of the Notes to the Initial Purchaser, and shall inure to the benefit of all parties hereto and that no adequate remedy at law will be available to the Initial Purchaser upon such a breach. Upon the discovery by a party hereto, the Owner Trustee, or the Indenture Trustee of a breach of any undertaking, the party discovering such breach shall give prompt written notice to all other parties hereto, the Owner Trustee, and the Indenture Trustee, whereupon the breaching party shall promptly take such action as is necessary to cure such breach. Within 15 days of its discovery or its receipt of notice of any breach of any undertaking, the breaching party shall cause such breach to be cured or, in the event that such breaching party is unable to cure such breach, the Company shall purchase, or shall cause QRS or the Issuer to purchase, the Notes at a purchase price as set forth below. If such breach is of a representation contained in Section 2(c)(1)(a) hereof, the purchase price shall be an amount equal to the sum of (x) the par value of the Notes and (y) the accrued interest on the Notes as of such date, payable in immediately available funds. If such breach is of another obligation of the Company, QRS or the Issuer pursuant to Section 2(a) or 2(c) of this Agreement, such purchase price shall be equal to the sum of (x) $39,951,986.00 plus (y) all costs and expenses of the Initial Purchaser incidental to or consequent upon such breach, including without limitation all third party costs and expenses, hedging costs and lost interest income, and (z) the accrued interest on the Notes as of such date, in each case payable in immediately available funds.

                  SECTION 6.  Incorporation by Reference.

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

                  The obligations contained herein are in addition to, and do not in any way lessen, weaken, or detract from the further assurances provisions contained in each Related Agreement, including, without limitation, in Section 7 of the Contribution Agreement, Section 2 of the Side Letter Agreement, Section
8.2 of the Trust Agreement, and Section 9.04 of the Indenture, which are hereby incorporated by reference. It is further agreed that the provisions of Section 4 of the Note Purchase Agreement are hereby incorporated herein by reference as if stated herein.

                  SECTION 7.  Notices.

                  All demands, notices and communications hereunder shall be in writing and shall be delivered to the addressees set forth in the Related Agreements, and dispatched in the manner set forth therein.

                  SECTION 8.  Severability of Provisions.

                  Any part, provision, representation or warranty contained in this Agreement that is prohibited or that is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining parts, provisions, representations or warranties hereof. Any part, provision, representation or warranty contained in this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining parts, provisions, representations or warranties hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

                  SECTION 9.  GOVERNING LAW.

                  THIS  AGREEMENT   SHALL  BE  GOVERNED  BY,  AND  CONSTRUED  IN
ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THEREOF.

                  SECTION 10.  Survival.

                  Each party hereto agrees that the representations, warranties, undertakings and agreements made by it pursuant to Section 2(c)(1)(a) herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to have been relied upon by the other parties, notwithstanding any investigation heretofore or hereafter made by any other party or on any other party's behalf, and that the representations, warranties and agreements made by any party hereto in any such certificate or other instrument shall survive the delivery of and payment for the Notes.

                  SECTION 11. Acknowledgement of Third Party Reliance. Each of the parties hereto hereby acknowledges that all subsequent Holders, and their respective successors and assigns, shall rely upon the representations,


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warranties  and covenants  made by it in this  Agreement not as assignees but as intended third-party creditor beneficiaries of this Agreement.

                  SECTION 12.  Miscellaneous.

                  (a) This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

                  (b) Any person into which any party hereto may be merged or consolidated or any person resulting from a merger, acquisition, or other business combination involving any such party or any person succeeding to its business shall be considered the successor of such party hereunder, without the further act or consent of either party.

                  (c) This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

                    [Signatures Appear on the Following Page]




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                  IN  WITNESS  WHEREOF,  the  parties  below  have  caused  this
Securitization Cooperation Agreement to be executed by their respective officers thereunto duly authorized as of the date written above.

                                 CAX DTR SECURITIZATION CORP.,
                                 a Delaware corporation,



                                 By:      /s/Diane Armstrong
                                          -------------------------------
                                          Name: Diane Armstrong
                                          Title: President & Secretary




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                                 COMMERCIAL ASSETS, INC.,
                                 a Maryland corporation,



                                 By:      /s/Kevin Nystrom
                                          --------------------------
                                          Name: Kevin Nystrom
                                          Title: Sr. VP & CFO





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





                                  STRUCTURED MORTGAGE TRUST 1997-2, a
                                  Delaware business trust,

                                      By: Wilmington Trust Company, not
                                          individually, but solely in its
                                          capacity as Owner Trustee,


                                          By:  /s/Emmett R. Harmon
                                               ----------------------------
                                               Name: Emmett R. Harmon
                                               Title: Vice President




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                                           PAINEWEBBER INCORPORATED,
                                           a Delaware corporation,



                                           By:  /s/Steven J. Plust
                                                ----------------------------
                                                Name: Steven J. Plust
                                                Title: Managing Director



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